State of Delaware
Secretary of State
Division of Corporations
Delivered 11:56 AM 01/25/2018
FILED 11:56 AM 01/25/2018
SR 20180487620 - File Number 5591175

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is Capital Preservation Solutions, LLC, and the name of the limited liability company being merged into this surviving limited liability company is Capital Preservation Holdings, LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is Capital Preservation Solutions, LLC.

FOURTH: The merger is to become effective on upon filing.

FIFTH: The Agreement of Merger is on file at 193 Conshohocken State Road, Penn Valley, PA 19072, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 22 day of January, A.D., 2018.

By: ______________________
Authorized Person

Name: Lance Funston
Print or Type

Title: Sole Member